EXHIBIT 99.1

                        Six Flags Announces New Directors

NEW YORK---Jan. 12, 2006--Six Flags, Inc. (NYSE: PKS - News) announced today that its board of directors has unanimously elected Charles Elliot (C.E.) Andrews, Mark Jennings and David Pauken to the board. Following the appointment of the new directors, Paul Biddleman, Michael Gellert and Francois Letaconnoux resigned from the board of directors.

"We thank Messrs. Biddleman, Gellert and Letaconnoux for their long-time commitment and service on the board of directors," said Mark Shapiro, Chief Executive Officer. "Their dedication is greatly appreciated by all at Six Flags. We wish them well in all of their future endeavors."

Mr. Andrews is the Executive Vice President at SLM Corporation (Sallie Mae), with responsibilities for Finance, Accounting and Risk Management. He is also the Chairman of the Board of the Sallie Mae Bank, a Sallie Mae wholly owned industrial bank located in Utah. Prior to joining Sallie Mae, Mr. Andrews was a partner at Arthur Andersen.

Mr. Jennings is the Managing Partner and co-founder of Generation Partners, a $325 million private investment firm that acquires and provides growth capital to companies primarily in the business & information services, healthcare and media & entertainment sectors. Through Generation and predecessor firms, he has invested in more than 50 companies and has served on the Board of Directors of 21 companies, including Johnny Rockets, a leading All-American style restaurant and entertainment company and Scientific Games, a world leader in the lottery industry.

Mr. Pauken is the Chief Operating Officer of the Washington Redskins. In addition to managing all non-football aspects of the organization, he played an integral role in creating the organization's capital structure and managing its financial relationships. Prior to joining the Washington Redskins, Mr. Pauken served as Chief Accounting Officer for Snyder Communications from 1996-2000. From 1984 to 1996, Mr. Pauken was an auditor with Arthur Andersen.

Six Flags, Inc. is the world's largest regional theme park company.

Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, the costs of reviewing and responding to the unsolicited offer and consent solicitation, and other impacts of the proposed offer on Six Flags' operations. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risks of accidents occurring at Six Flags' parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags' expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Business - Risk Factors" in Six Flags' Annual Report on Form 10-K for the year ended December 31, 2004, which is available free of charge on Six Flags' website at www.sixflags.com

Contact:

Six Flags, Inc.
Wendy Goldberg, 212-599-4690